EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into the Registration Statement (Form S-8) pertaining to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan of Akorn, Inc. of our reports dated March 29, 2009, with respect to the consolidated financial statements of Akorn, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Akorn, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
September 14, 2009